UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2023

Ovintiv Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39191	84-4427672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1700, 370 - 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 623-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On April 26, 2023, Ovintiv Inc. (“Ovintiv”) entered into a Term Credit Agreement by and among Ovintiv, as borrower, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (the “Credit Agreement”), which provides for a two-year, $825 million term loan facility (the “Term Loan Facility”), to be funded on the date (the “Funding Date”) on which certain conditions, including the prior or substantially concurrent consummation of the Permian Acquisition (defined below), have been satisfied or waived by the requisite lenders. The Term Loan Facility is intended to partially finance Ovintiv’s previously announced acquisition of assets from Black Swan Oil & Gas, LLC, PetroLegacy II Holdings, LLC, Piedra Energy III Holdings, LLC, and Piedra Energy IV Holdings, LLC (the “Permian Acquisition”).

The Term Loan Facility is scheduled to mature on the second anniversary of the Funding Date. The Term Loan Facility bears interest, at Ovintiv’s option, at (a) the Base Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 0 basis points to 100 basis points, depending on Ovintiv’s credit ratings, or (b) the Adjusted Term SOFR (as defined in the Credit Agreement), plus an applicable margin ranging from 100 basis points to 200 basis points, depending on Ovintiv’s credit ratings. Ovintiv’s obligations under the Credit Agreement are guaranteed by Ovintiv Canada ULC, a British Columbia corporation and wholly owned subsidiary of Ovintiv.

The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default that Ovintiv considers customary for an agreement of that type, including a covenant that requires Ovintiv’s ratio of total debt to consolidated capitalization (expressed as a percentage) not to exceed 60% as of the last day of each fiscal quarter. If an event of default exists, the lenders holding more than 50% of the commitments may terminate all of the commitments under the Credit Agreement and require the immediate repayment of all outstanding borrowings under the Credit Agreement.

One or more lenders party to the Credit Agreement have in the past performed, and may in the future, from time to time, perform investment banking, financial advisory, lending or commercial banking services for Ovintiv and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The above description of the material terms and conditions of the Credit Agreement is a summary only and does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 10.1 of this Current Report on Form 8-K is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

Exhibit 10.1*	Term Credit Agreement, dated as of April 26, 2023, Ovintiv, as borrower, Goldman Sachs, as administrative agent, and the lenders party thereto.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Ovintiv hereby undertakes to furnish supplemental copies of any of the omitted annexes, schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2023

OVINTIV INC.
(Registrant)

By:	/s/ Dawna I. Gibb
Name:	Dawna I. Gibb
Title:	Assistant Corporate Secretary